Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

Client: 97394-00139

April 2, 2012

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Re:	The Williams Companies, Inc.

Public Offering of Common Stock

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-159559) (the “Registration Statement”) of The Williams Companies, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) with respect thereto, dated May 28, 2009, and March 29, 2012, respectively, in connection with the offering by the Company of 29,900,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), and associated preferred stock purchase rights (the “Rights”), the terms of which are set forth in the Amended and Restated Rights Agreement dated as of September 21, 2004, between the Company and UMB Bank, N.A. (successor to Computershare Trust Company, N.A. f/k/a Equiserve Trust Company, N.A.), as Rights Agent (as amended, the “Rights Agreement”). The Shares will be issued pursuant to the Underwriting Agreement, dated as of March 29, 2012 (the “Underwriting Agreement”) among the Company and the representatives of the underwriters named therein (the “Underwriters”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and the qualifications, limitations and exceptions set forth below, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Rights, when issued pursuant to the Rights Agreement, will be validly issued.

April 2, 2012

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

It should be understood that (i) our opinion above concerning the Rights does not address any determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) such opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision thereof and (iii) it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP